Valmont Announces Second Quarter Earnings

     Highlights:

o    Net sales decline 11% on weaker utility and wireless market  conditions.

o    Growth in lighting and international irrigation sales.

o Coatings performance impacted by weakness in U.S. industrial sectors and lower internal utility and wireless communication volumes.

o    Net  earnings  decrease  38.2% from record 2002 second  quarter  levels.

o    Operating cash flow exceeds $25 million.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), the leading global manufacturer of engineered support structures and coating services for infrastructure, and mechanized irrigation equipment for agriculture, reported second quarter 2003 net earnings of $6.4 million, or 26 cents per diluted share, versus second quarter 2002 net earnings of $10.3 million, or 42 cents per diluted share. Sales for the second quarter were $201 million compared with $225 million for the same period of 2002.

     For the first six months of 2003, Valmont's net earnings were $13.7 million, or 56 cents per diluted share, compared with 2002 first half net earnings of $17.1 million, or 70 cents per diluted share. First half sales for 2003 were $408 million versus $434 million in 2002.

     Second Quarter 2003 Review:

     "Net sales declined 11% primarily due to sharply lower utility volume and pricing, as well as continued weakness in the communication and coatings markets," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "International irrigation sales were significantly higher due to strong markets in Brazil and South Africa, offsetting lower sales in North America. Overall profitability declined due to lower infrastructure product sales and production levels. This resulted in less fixed cost absorption. In total, operating income fell 30% compared to last year's record levels."

     "This is the first quarter of combining the businesses of the poles and wireless communication segments as the Engineered Support Structures Segment. We expect to achieve annualized savings of approximately $4 million through this combination. We are seeing good synergies as a result of this action. We have been successful in using the engineering and manufacturing skills of our wireless communication group and the distribution channels of our utility, and lighting and traffic groups to develop new products and attract new customers. For example, new sign structures designed and manufactured by the wireless communication group are being successfully marketed through Valmont's lighting and traffic distribution channels."

Second Quarter  Summary -  Infrastructure Markets:

     Engineered Support Structures Segment sales of $93.4 million represented a 19% decline from 2002 levels. Whereas lighting and traffic sales and profitability were higher, lower sales and profitability of utility products in North America more than offset the increases. As a result, operating income for the segment fell by 62% to $3.1 million. Utilities and independent power producers have reduced capital spending. Additionally, weak wireless communication markets caused some communication pole manufacturers to enter the utility market. These factors have combined to create a very competitive pricing environment. During the second quarter, Valmont maintained pricing discipline, giving up some market share. Valmont has recently supported its market position, resulting in a growing utility backlog, although at lower margins. The long-term outlook remains favorable for the utility market. Needed upgrades to the electrical transmission grid should support growth. Power generating capacity is also expected to expand over time in order to sustain economic growth around the world.

     Lighting and traffic sales increased 9% globally. Lighting sales in Europe were similar to 2002 in local currency, but higher in U.S. dollars. In the U.S., conditions in the road and highway construction markets remain firm. Safety and improving traffic flow remain important drivers of sales growth. New product introductions have further contributed to growth.

     In China, Valmont's Shanghai facility is operating at capacity. Sales were slightly lower in lighting, but this was more than offset by higher utility and wireless communication sales. New utility product introductions have been well received. Increased volumes from the broader product offering led to improved profitability.

     Global sales of wireless communication structures and components were 13% lower as markets remain weak. Service providers have delayed network expansions and their capital spending remains constrained. To better utilize its tower manufacturing facilities, Valmont is developing a wider range of sign and support structures. There is a growing backlog for these products.

     In the Coatings Segment, sales of $23.6 million were 13% lower than last year. A sluggish U.S. industrial economy resulted in lower demand for coating services. Internal volumes were substantially lower due to the weak domestic utility and wireless communication markets. Operating profits fell 56% to $1.1 million as a result of lower sales, reduced absorption of fixed costs and higher natural gas prices.

Second Quarter Summary - Agricultural Markets:

     In the Irrigation Segment, second quarter sales increased 1% to $71.3 million. Stronger international sales offset lower North American sales. Operating income of $8.7 million was 10% higher than last year.

     The main factors dampening North American sales were lower crop prices, wetter growing conditions and delays in implementing certain conservation features of the U.S. farm program. Water conservation measures in the U.S. farm bill promote the use of highly efficient irrigation methods, which include mechanized irrigation equipment. Delays in the implementation of these programs have caused some growers to postpone equipment purchases. Additionally, lower potato prices unfavorably impacted demand in the Pacific Northwest.

     International sales and profits improved. In Brazil, the market benefited from higher crop prices and supportive government farm programs. Markets were strong in South Africa and Australia due to dry conditions and higher crop prices. The war in Iraq halted sales activity in the Middle East. As a result of Valmont's strategy of manufacturing in key agricultural markets around the world, the Company continues to increase its international sales and earnings.

     Tubing Segment sales of $14 million were 12% lower than in 2002, due to the slowdown in the U.S. industrial economy and pricing pressure. Operating income of $1.4 million was 15% lower than the second quarter of 2002.

     Second-Half Outlook:

     Commenting on the outlook for the second half of the year, Mr. Bay said, "Weakness in the utility and wireless communication markets and a sluggish U.S. industrial economy continue to impact our businesses. We are actively pursuing opportunities to grow revenues and reduce costs. The outlook for all of 2003 is a modest reduction in sales. Earnings per share for the year are likely to be down 10 to 20 percent. Our businesses, however, continue to generate strong cash flows, and we will support our market leadership positions. In view of the strong underlying drivers of our markets, we remain confident that, when the industrial sectors recover, we will be very well positioned for improved performance and further growth."

     An audio discussion of Valmont's second quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. July 22, 2003 CDT, by pointing browsers to: http://www.valmont.com/investor_relations/call.shtml. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 1758333 beginning July 22, 2003 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 29, 2003.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statements. The Company cautions that any forward-looking statements included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                         Second Quarter                   Year-to-Date
                                                         13 Weeks Ended                  26 Weeks Ended
                                                   --------------------------------------------------------
                                                      29-Jun-03      28-Jun-02     29-Jun-03     28-Jun-02
                                                   ------------------------------------------ -------------
Net sales                                             $ 200,666      $ 225,090     $ 407,960     $ 433,738
Cost of sales                                           149,178        164,008       303,619       317,423
                                                       --------       --------      --------      -------
          Gross profit                                   51,488         61,082       104,341       116,315
Selling, general and administrative expenses             37,757         41,500        75,559        80,813
                                                        -------        -------       -------       ------
          Operating income                               13,731         19,582        28,782        35,502
                                                        -------        -------       -------       ------
Other income (deductions)
     Interest expense                                    (2,631)        (3,053)       (5,316)       (6,252)
     Interest income                                        317            194           551           529
     Miscellaneous                                         (117)          (259)         (155)         (565)
                                                           -----          -----         -----         -----
                                                         (2,431)        (3,118)       (4,920)       (6,288)
                                                         -------        -------       -------       -------
        Earnings before income taxes, minority
        interest, equity in earnings (losses) of
        non- consolidated subsidiaries and change in
        accounting principle                             11,300         16,464        23,862        29,214
Income tax expense                                        4,114          5,995         8,762        10,718
                                                         ------         ------        ------       ------
       Earnings before minority interest, equity in
       earnings (losses) of nonconsolidated
       subsidiaries and change in accounting
       principle                                         7,186         10,469        15,100        18,496
Minority interest (after tax)                             (717)          (438)         (988)         (418)
Earnings (losses) in nonconsolidated subsidiaries         (102)           275          (452)         (503)
Cumulative effect of change in accounting principle          -              -             -          (500)
                                                         -----          -----         -----         -----
       Net earnings                                    $ 6,367       $ 10,306      $ 13,660      $ 17,075
                                                       ========      =========     =========     ========

Average shares outstanding (000's) - Basic              23,786         24,076        23,832        24,054
                                                        =======        =======       =======       ======
Earnings per share - Basic                              $ 0.27         $ 0.43        $ 0.57        $ 0.71
                                                        =======        =======       =======       ======

Average shares outstanding (000's) - Diluted            24,300         24,655        24,345        24,505
                                                        =======        =======       =======       ======
Earnings per share - Diluted                            $ 0.26         $ 0.42        $ 0.56        $ 0.70
                                                        =======        =======       =======       ======

Cash dividends per share                               $ 0.080        $ 0.075       $ 0.155       $ 0.140
                                                       ========       ========      ========      =======

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                         Second Quarter                Year-to-Date
                                                         13 Weeks Ended               26 Weeks Ended
                                                   ---------------------------- ------------- -------------
                                                      29-Jun-03      28-Jun-02     29-Jun-03     28-Jun-02
                                                   ---------------------------- ------------- -------------
Net sales
     Engineered Support Structures                     $ 93,409      $ 115,270     $ 185,289     $ 221,208
     Coatings                                            23,556         26,943        50,718        54,492
                                                        -------        -------       -------       ------
        Infrastructure products                         116,965        142,213       236,007       275,700

     Irrigation                                          71,344         70,583       146,913       135,943
     Tubing                                              14,015         15,867        30,476        29,745
                                                        -------        -------       -------       ------
        Agriculture products                             85,359         86,450       177,389       165,688

     Other                                                4,461          4,265         9,077         8,373
     Less: Intersegment sales                            (6,119)        (7,838)      (14,513)      (16,023)
                                                         -------        -------      --------      --------
          Total                                       $ 200,666      $ 225,090     $ 407,960     $ 433,738
                                                     ==========     ==========    ==========    =========

Operating Income
     Engineered Support Structures                        3,107          8,139         5,322        13,152
     Coatings                                             1,104          2,528         2,737         4,772
                                                         ------         ------        ------        -----
        Infrastructure products                           4,211         10,667         8,059        17,924

     Irrigation                                           8,721          7,929        18,730        15,219
     Tubing                                               1,385          1,633         3,001         3,195
                                                         ------         ------        ------        -----
        Agriculture products                             10,106          9,562        21,731        18,414

     Other                                                 (586)          (647)       (1,008)         (836)
                                                           -----          -----       -------         -----
          Total                                        $ 13,731       $ 19,582      $ 28,782      $ 35,502
                                                      =========      =========     =========     ========

Valmont has four reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                     29-Jun-03                   28-Jun-02
                                                                    -------------               -------------
ASSETS
Current assets:
     Cash and cash equivalents                                        $ 28,642                    $ 16,920
     Accounts receivable, net                                          135,341                     139,690
     Inventories                                                       115,973                     103,845
     Prepaid expenses                                                    7,447                       5,973
     Refundable and deferred income taxes                               10,268                      13,644
                                                                       -------                      ------
          Total current assets                                         297,671                     280,072
Property, plant and equipment, net                                     187,005                     202,936
Goodwill and other assets                                               89,597                      93,170
                                                                       -------                      ------
                                                                     $ 574,273                   $ 576,178
                                                                    ==========                   =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                           $ 11,778                    $ 11,076
     Notes payable to banks                                             12,415                      10,665
     Accounts payable                                                   56,105                      50,262
     Accrued expenses                                                   51,283                      62,822
     Dividend payable                                                    1,915                       1,806
                                                                        ------                       -----
          Total current liabilities                                    133,496                     136,631
Long-term debt, excluding current installments                         142,836                     167,053
Other long-term liabilities                                             43,485                      37,315
Shareholders' equity                                                   254,456                     235,179
                                                                      --------                     -------
                                                                     $ 574,273                   $ 576,178
                                                                    ==========                   =========